Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

Netlist, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to be Paid	Equity	Common Stock, $0.001 par value per share					–	–
Fees to be Paid	Equity	Preferred Stock, $0.001 par value per share					–	–
Fees to be Paid	Equity	Warrants					–	–
Fees to be Paid	Equity	Units					–	–
Fees to be Paid	Unallocated (Universal) Shelf		457(o)	(1)	(2)	$200,000,000.00	0.00014760	$29,520.00
Carry Forward Securities

Carry Forward Securities	–	–	–	–	–	–	–	–
		Total Offering Amounts				$200,000,000.00
		Total Fees Previously Paid						–
		Total Fee Offset						–
		Net Fee Due						$29,520.00

(1)	There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants, and such indeterminate number of units, as shall have an aggregate initial offering price not to exceed $200,000,000.00. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. The $200,000,000 of securities registered hereunder includes $31,023,382 of shares of common stock and 59,454 shares of common stock that may be offered, issued and sold pursuant to that certain purchase agreement, by and between the registrant and Lincoln Park Capital Fund, LLC. The securities registered also include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock that provide for conversion or exchange, upon exercise of warrants or rights or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Item 16(b) of Form S-3 under the Securities Act.

(3)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act.